Mineral Claim Purchase Agreement

THIS AGREEMENT made as of the 10th day of October, 2006

BETWEEN:

ASK Prospecting & Guiding Inc , having an office at
443 JR Smallwood Bvld., Gambo, Newfoundland, Canada, A0G-2E0

(Hereinafter referred to as the "Vendor") Of the first Part

AND:

Deerfield Resources, Ltd., a Nevada Corporation, having an office at
513 Mariners Way, Collingwood ON Canada L9Y 5C7

(Hereinafter referred to as the "Purchaser") Of the second part

WHEREAS:

A. The Vendor is the owner of certain unpatented mineral mining claims located in White Bay, Newfoundland Canada (more properly identified in "Schedule A hereto attached")

B. The Purchaser has agreed to purchase and the Vendor has agreed to sell the mineral claims on the terms and conditions hereinafter set forth.

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants the purchaser that:

i. it is legally entitled to hold the property and the Property Rights.

ii. It is, and at the time of each transfer to the Purchaser of mineral claims comprised in the Property it will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of other, except as noted on Schedule "A", and no taxes or rentals are due in respect of any thereof;

iii. The mineral claims comprised in the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the property is situate and, except as specified in Schedule "A" and accepted by the Purchaser, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof.

iv. There is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Vendor, is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Vendor, pursuant to provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property other than as set out in Schedule "A"

The representations and warranties contained in this Section are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representations or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1. All payments per this agreement must be made within 30 days of the due date; otherwise the property with all rights reverts back to the vendor.

2. The exploration work program recommended by Kevin Keats, will cost $15,000, and is to be completed in 2007 and additional work to total $50,000 must be completed within four years of the date of this agreement or the properties are to revert to the vendor. An equivalent cash payment may be made to the Vendor instead of the work commitment.

PURCHASE AND SALE

The Vendor agrees to sell and the purchaser agrees to purchase a 100% undivided interest in and to the property free and clear of all charges, encumbrances and claims, except for those set out in Schedule "A"

In consideration of the sale of the property by the vendor the purchaser shall pay the sum of Forty Thousand Dollars ($40,000)USD in stages as follows:

i. upon signing and transfer of title $5,000.00

ii. First anniversary upon signing the agreement $5,000.00

iii. Second anniversary upon signing the agreement $10,000.00

iv. Third anniversary upon signing the agreement $10,000.00

v. Fourth anniversary upon signing the agreement $10,000.00

The Purchaser shall make exploration expenditures in the amount of $50,000 USD over four years. The exploration work program, prepared by Kevin Keats, President of ASK Prospecting & Guiding Inc, in the amount of $15,000 shall be part of this expenditure commitment and this work shall be done in 2007.

The purchaser agrees to pay to the Vendor a royalty of 3% on all mineral commodities sold from the claims. This royalty shall be reduced to 1.5% upon payment to Vendor of $1,000,000 USD at any time.

The purchaser agrees to divide any specimen gold discovered during the exploration equally between the two parties until the option has been earned.

In the event that Deerfield Resources, Ltd. does not receive acceptance for filing of its SB2 document before September 2007, the work commitment for the first year shall be deferred until 2008.

OTHER OBLIGATIONS OF THE PURCHASER

The Purchaser agrees to maintain in good standing those mineral claims comprised in the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Purchaser's activities thereon except those at the time contested in good faith by the Purchaser;

The Purchaser agrees to do all work on the property in a good and workman like fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority.

The Purchaser agrees to indemnify and save the Vendor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Purchasers activities on the Property, but the Purchaser shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Purchase Agreement if upon termination of the Agreement any workings on or improvements to the Property made by the Purchaser are left in a safe condition in accordance with government regulations and laws.

The Purchaser agrees to provide the Vendor with copies of all technical report, assays and maps resulting from their work on these properties.

TERMINATION OF PURCHASE AGREEMENT

Prior to the payment in full of the purchase price and completion of the work commitments, the Purchaser may terminate the Purchase Agreement by notice to the Vendor.

If the Purchase Agreement is terminated by the Purchaser or the Vendor, prior to the payment of Purchase Price in full and the completion of the work commitments the obligations of the Purchaser stop at the balance of the Purchase Price then outstanding and complete the work commitments shall end and the purchaser shall:

i. leave in good standing for a period of at least three months from the termination of the Purchase Agreement those mineral claims comprised in the property

ii. deliver to the Vendor a Bill of Sale or other proper form of transfer documents, in recordable form whereby the right, title, and interest in and to the property has been transferred to the Vendor or its nominees, free and clear of all liens or charges arising from the purchasers activities on the property, and;

iii. deliver at no cost to the Vendor within 90 days of such termination, copies of all reports, maps, assay results and other relevant technical data complied by, prepared at the direction or, or in the possession of the purchaser with respect to the Property and not theretofore furnished to the Vendor.

TRANSFER OF TITLE

Concurrently with the execution of this agreement, the Vendor shall deliver to the Purchaser duly executed transfers of the 100% interest in the Property.

GENERAL TERMS

This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this agreement.

This Agreement shall endure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

This Agreement shall be governed by and construed in accordance with the laws of Nevada and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

This Agreement is assignable by either party with 30 days notice.

In witness whereof the parties hereto have executed this agreement as of the day and year first above written:

Signed Sealed and Delivered by
Deerfield Resources, Ltd. as
represented by its President	/s/_________________________
Paul McDonald	Deerfield Resources, Ltd.
Paul McDonald, President

Signed Sealed and Delivered by :
ASK Prospecting & Guiding Inc. as	/s/____________________
Represented by its President	ASK Prospecting & Guiding Inc
Kevin Keats	Kevin Keats, President

Schedule "A"

Mineral claim identification

O'Sullivan property License 7924M - 6 Mining Claims - NTS Map Sheet 12H/15 -White Bay, Newfoundland, Canada.

Beginning at the northeast corner, UTM coordinates of 5520500 N, 510500 E of zone 21, thence south 1000 meters, thence west 500 meters, thence south 500 meters, thence west 500 meters, thence north 500 meters, thence west 500 meters, thence north 500 meters, thence east 500 meters, thence north 500 meters, thence east 1000 meters back to the point of beginning. All bearings are referred to the UTM grid Zone 21. Nad 27

Liens charges and claims against above claims - None
Claim Status - All in good standing
Other Agreements or Options on above claims - None.
Charges encumbrances and claims on above mineral claims - None.